FEDERAL HOLDING COMPANY STOCK CHARTER
                             CHEVIOT FINANCIAL CORP.

Section 1. Corporate Title. The full corporate title of the MHC subsidiary holding company is Cheviot Financial Corp. (the "Company").

Section 2. Domicile. The domicile of the Company shall be in the city of Cheviot, in the county of Hamilton, in the State of Ohio.

Section 3. Duration. The duration of the Company is perpetual.

Section 4. Purpose and powers. The purpose of the Company is to pursue any or all of the lawful objectives of a federal mutual holding company chartered under section 10(o) of the Home Owners' Loan Act, 12 U.S.C. 1467a(o), and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision (the "OTS").

Section 5. Capital stock.

      A. GENERAL. The total number of shares of all classes of the capital stock that the Company has the authority to issue is 35,000,000, of which 30,000,000 shares shall be common stock, par value $.01 per share, and of which 5,000,000 shares shall be preferred stock. The shares may be issued from time to time as authorized by the board of directors without the approval of its shareholders, except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Company. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Company), labor or services actually performed for the Company, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor or services, as determined by the board of directors of the Company, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the retained earnings of the Company that is transferred to common stock or paid-in capital accounts upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance. Except for shares issued in the initial organization of the Company, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons (except for shares issued to Cheviot Mutual Holding Company ("MHC")) of the Company other than as part of a general public offering or as qualifying shares to a director, unless the issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting. Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote
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per share; provided, that this restriction on voting separately by class or series shall not apply:

            (i) To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

            (ii) To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Company with another corporation or the sale, lease or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of such other corporation; provided, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the OTS or the Federal Deposit Insurance Corporation;

            (iii) To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving entity in a merger or consolidation for the Company, shall not be considered to be such an adverse change.

A description of the different classes and series (if any) of the Company's capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series (if any) of capital stock are as follows:

      B. COMMON STOCK. Except as provided in this Section 5 (or in any supplementary sections hereto), the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, and there shall be no cumulative voting for the election of directors.

Whenever there shall have been paid or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

In the event of any liquidation, dissolution or winding up of the Company, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Company available for distribution remaining after: (i) payment or provision for payment of the Company's debts and liabilities; (ii) distributions or provisions for distributions in settlement of any liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution or winding up of the Company. Each share of common stock shall have the same rights as and be identical in all respects with all the other shares of common stock.


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Subject to any provision for a liquidation account, in the event of any liquidation, dissolution, or winding up of the Company, the holders of the common stock shall be entitled, after payment or provision for payment of all debts and liabilities of the Company, to receive the remaining assets of the Company available for distribution, in cash or in kind. Each share of common stock shall have the same relative rights as and be identical in all respects with all the other shares of common stock.

      C. PREFERRED STOCK. The Board of Directors may determine, in whole or in part, the preferences, limitations, and relative rights of the preferred stock, or one or more series of preferred stock, before the issuance of any such shares, which preferences, limitations and relative rights shall be specified in supplementary sections to its charter. All shares of the same class shall be identical, except as to the following relative rights and preferences, as to which there may be variations between different series:

            (i) Special, conditional, or limited voting rights, or no right to vote (except to the extent prohibited by law);

            (ii) That the shares be redeemable or convertible (1) at the option of the Corporation, the shareholder or another person or upon the occurrence of a designated event; (2) for cash, indebtedness, securities, or other property;
(3) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

            (iii) Rights entitling the holders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative;

            (iv) Preferences over any other class of shares with respect to distributions, including dividends and distributions upon the dissolution of the corporation; and

            (v) Other preferences, limitations, or relative rights not prohibited by law.

Section 6. Preemptive rights. Holders of the capital stock of the Company shall not be entitled to preemptive rights with respect to any shares of the Company which may be issued.

Section 7. Directors. The Company shall be under the direction of a board of directors. The authorized number of directors, as stated in the Company's bylaws, shall not be fewer than five (5) nor more than fifteen (15) except when a greater or lesser number is approved by the Director of the OTS, or his or her delegate.

Section 8. Certain Provisions Applicable for Five Years. Notwithstanding anything contained in the Company's charter or bylaws to the contrary, for a period of five years from the date of the organization of Cheviot Savings Bank in capital stock form, the following provisions shall apply:

      A. BENEFICIAL OWNERSHIP LIMITATION. No person other than the parent mutual holding company shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of the Company. This limitation shall not apply to the purchase of shares by underwriters in connection with a public offering, or


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the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under 574.3(c)(l)(vi) of the OTS's regulations.

In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the shareholders for a vote.

For purposes of this Section 8, the following definitions apply:

            (i) The term "person" includes an individual, a group acting in concert; a corporation, a partnership, a savings bank, a savings and loan association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Company.

            (ii) The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

            (iii) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

            (iv) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

      B. CALL FOR SPECIAL MEETINGS. Special meetings of stockholders relating to changes in control of the Company or amendments to its charter shall be called only upon direction of the Board of Directors.

Section 9. Amendment of charter. Except as provided in Section 5, no amendment, addition, alteration, change or repeal of this charter shall be made, unless such is proposed by the board of directors of the Company, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the OTS.


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Attest:_________________________________________________________________
Secretary of Cheviot Financial Corp.


By:_____________________________________________________________________
President or Chief Executive Officer of Cheviot Financial Corp.


Attest:_________________________________________________________________
Secretary of the Office of Thrift Supervision


By:_____________________________________________________________________
Director of the Office of Thrift Supervision Effective

Date:_________________________________________________________


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